Exhibit 15

December 23, 2009

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We are aware that JBS USA Holdings, Inc. has included in the Prospectus constituting a part of this Registration Statement our report dated October 30, 2009, relating to the unaudited interim consolidated financial statements of the Company. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP

Dallas, Texas